Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINACIAL STATEMENTS

The following unaudited pro forma combined condensed balance sheet and statement of operations adjusts the balance sheet data and the statement of operations data for the Company as of September 30, 2016 and the statement of operations data for the Company for the year ended December 31, 2015, as if the Disposition had been completed on December 31, 2015. The pro forma financial information is based upon the historical consolidated financial statements of the Company and the assumptions, estimates, and adjustments described in the notes to the unaudited pro forma combined financial statements. The assumption, estimates, and adjustments are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma combined financial statements include adjustments that have been made to reflect the preliminary purchase price allocations. The preliminary allocations represent estimates made for purpose of these pro forma financial statements and are subject to change upon a final determination of fair value.

The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position and consolidated results of operations of the Company that would have been reported had the Disposition occurred on the dates indicated, nor do they represent a forecast of the consolidated results of operations of the Company for any future period. The unaudited pro forma combined financial statements should be read in conjunction with the audited consolidated financial statements and related notes, together with management’s discussion and analysis of financial condition and results of operations, contained in the Company’s Annual Report on Form 10-K for the period ended December 31, 2015 and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016, which are on file with the SEC.

Active Power, Inc.
Pro Forma Condensed Consolidated Balance Sheet
September 30, 2016 (unaudited)
(in thousands, except par value)

	Active Power, Inc.	Pro Forma		Active Power, Inc.
	Historical (a)	Adjustments (c)		Pro Forma
ASSETS

Current assets:
Cash and cash equivalents	$8,629	$(6,685)		$1,944
Restricted cash	37	(37)		—
Accounts receivable	4,963	(4,963)		—
Inventories, net	7,266	(7,266)		—
Prepaid expenses and other	601	(404)		197
Total current assets	21,496	(19,355)		2,141
Property and equipment, net	1,301	(1,301)		—
Deposits and other	267	(94)		173
Total assets	$23,064	$(20,750)		$2,314

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,726	$(1,726)		$—
Accrued expenses	3,753	(3,552)		201
Deferred revenue	4,580	(4,580)		—
Revolving line of credit	5,535	(5,535)		—
Total current liabilities	15,594	(15,393)		201
Long-term liabilities	357	(357)		—
Commitments and contingencies
Stockholders’ equity:
Preferred stock - $0.001 par value; 2,000 shares authorized	—	—		—
Common stock	23	—		23
Treasury stock	(241)	—		(241)
Additional paid-in capital	305,045	—		305,045
Accumulated deficit	(297,678)	5,000	(d)	(302,678)
Other accumulated comprehensive income	(36)	—		(36)
Total stockholders’ equity	7,113	5,000		2,113
Total liabilities and stockholders’ equity	$23,064	$(20,750)		$2,314

Active Power, Inc.
Pro Forma Condensed Consolidated Statement of Operations
For the Nine Months Ended September 30, 2016 (unaudited)
(in thousands, except per share amounts)

	Active Power, Inc.	Pro Forma	Active Power, Inc.
	Historical (a)	Adjustments (b)	Pro Forma
Revenues:
Product revenue	$17,690	$(17,690)	$—
Service and other revenue	8,895	(8,895)	—
Total revenue	26,585	(26,585)	—

Cost of goods sold:
Cost of product revenue	14,626	(14,626)	—
Cost of service and other revenue	5,289	(5,289)	—
Total cost of goods sold	19,915	(19,915)	—
Gross profit	6,670	(66,780)	—

Operating expenses:
Research and development	3,405	(3,405)	—
Selling and marketing	5,996	(5,996)	—
General and administrative	4,214	(4,214)	—
Total operating expenses	13,615	(13,615)	—
Loss from operations	(6,945)	6,945	—

Interest expense	(255)	255	—
Other income (expense), net	(24)	24	—
Net loss	$(7,224)	$7,224	$—

Net loss per share, basic and diluted	$(0.31)	$0.31	$—

Shares used in computing net loss per share, basic and diluted	23,141	23,141	23,141

Active Power, Inc.
Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2015 (unaudited)
(in thousands, except per share amounts)

	Active Power, Inc.	Pro Forma	Active Power, Inc.
	Historical (a)	Adjustments (b)	Pro Forma
Revenues:
Product revenue	$43,247	$(43,247)	$—
Service and other revenue	14,174	(14,174)	—
Total revenue	57,421	(57,421)	—

Cost of goods sold:
Cost of product revenue	32,017	(32,017)	—
Cost of service and other revenue	8,587	(8,587)	—
Total cost of goods sold	40,604	(40,640)	—
Gross profit	16,817	(16,817)	—

Operating expenses:
Research and development	5,723	(5,723)	—
Selling and marketing	10,589	(10,589)	—
General and administrative	6,565	(6,565)	—
Total operating expenses	22,877	(22,877)	—
Loss from operations	(6,060)	606	—

Interest expense	(375)	375	—
Other income (expense), net	(24)	24	—
Net loss	$(6,459)	$6,459	$—

Net loss per share, basic and diluted	$(0.28)	$0.28	$—

Shares used in computing net loss per share, basic and diluted	23,134	23,134	23,134

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Basis of Presentation

The unaudited pro forma condensed consolidated financial statements are based on Active Power's historical consolidated financial statements adjusted to give effect to the sale of the assets and liabilities to Piller. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2015 give effect to the sale as if it had occurred on December 31, 2015. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2016 gives effect to the sale as if it occurred on September 30, 2016.

Note 2 - Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the pro forma condensed consolidated financial information.

(a)	Reflects the historical operating results.

(b)	Reflects the elimination of revenues, cost of goods sold and expenses associated with the sale of our assets and liabilities to Piller.

(c)
Reflects the assets and liabilities being sold to Piller, which excludes director and officer prepaid insurance, the deposit on the leased manufacturing building, and the deferred rent and accrued state franchise taxes.

(d)	Reflects the loss of approximately $5.0 million arising from the transaction, which is reflected in the balance sheet.